DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

of the last signature date below. DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D 11/10/2022 President and Interim CEO

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

DocuSign Envelope ID: 46EB6CF2-3FE5-4775-B7B9-9C46C098671D

BOARD OF DIRECTORS AND STRATEGIC ADVISORY AGREEMENT

THIS BOARD OF DIRECTORS AND STRATEGIC ADVISORY AGREEMENT (the "Agreement') is made and entered into and effective as of the date set forth below, by and between **Hyzon Motors Inc.**, a Delaware corporation (the "Company") with its principal place of business located at 475 Quaker Meeting House Road, Honeoye Falls, NY 14472, and **George Gu**, an individual ("Director") with his principal residence on file with the Company.

RECITALS

WHEREAS, Director has served as the Company's Chairman of the Board and Executive Chairman pursuant to that certain Employment Agreement dated July 9, 2021 (the "Employment Agreement");

WHEREAS, Director currently serves as a "Class III" director of the Company;

WHEREAS, on August 17, 2022, the Board of Directors decided that Director's role would transition such that Director will serve solely as the Company's non-executive director and Chairman of the Board, thereby relinquishing his responsibilities as an executive officer of the Company;

WHEREAS, the Board, acting through its Compensation Committee, wishes to compensate Director for his services as the Company's Chairman of the Board;

WHEREAS, the Board and the Company's President and Interim CEO ("President") acknowledge that Director has technical expertise relevant to the Company's products and technology;

WHEREAS, the President may, at his sole discretion and at such time or times as he may solely determine, desire to retain Director to provide technical advisory services, guidance and advice to the President;

WHEREAS, Director is willing to provide such technical and advisory services to the President as provided in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. **Positions and Responsibilities**

(a) Position as Director and Chairman of the Board. Effective as of August 17, 2022, Director serves as the Chairman of the Board until the expiration of the Initial Term (as hereinafter defined) or until his earlier resignation, removal or death. Director shall perform such duties and responsibilities as are customarily related to such position in accordance with

Company's bylaws and applicable law, including, but not limited to, those services described on Exhibit A attached hereto (the "Director Services"). Director hereby agrees to use his best efforts to provide the Director Services. Director shall not allow any other person or entity to perform any of the Director Services for or instead of Director. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority that are applicable to the Company and the performance of the Director Services, Company's rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b) Position as a Strategic Consultant to the President. Effective as of the date this Agreement is last signed(the "Strategic Consultant Effective Date"), Director shall serve as a strategic consultant to the President. Director shall provide such services as may be requested by the President and agreed to by the Director and which shall be contained in a statement of work or other writing in a form provided on Exhibit B attached hereto ("Strategic Consultant Services"). Nothing in this Agreement shall obligate the President to request the Director to provide any Strategic Consultant Services or any minimum level thereof. Except as expressly agreed to by the President, Director shall provide the Strategic Consultant Services directly and exclusively to the President, and shall not engage, interact with, instruct, or direct any officer or employee of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Director from engaging in social interactions or from continuing established mentor/ mentee relationships with officers and employees of the Company, provided that the Director does not provide any direction or business input of any kind in furthering these social interactions or mentor/mentee relationships. In providing the Strategic Consultant Services, the Director shall not have (i) approval authority or authority of any kind over Company's employees, including but not limited to, hiring, terminating, adjusting employment terms, reporting relationships, or any other employee matters, (ii) budget decision making responsibilities, or (iii) any other authorities with respect to the Company's management or strategic and business decision making, beyond those permitted under the Director Services.

The President and Director have agreed to the following scope of Strategic Consultant Services:

i. Technical and strategic advice regarding fuel cell systems, fuel cell stacks, membrane electrode assembly research and development, and manufacturing, which shall encompass the following categories:

1. Organization structure and resourcing;
2. Fuel cell and membrane electrode assembly research and design initiatives;
3. Technology advisory; and
4. Fuel cell systems and other technology manufacturing facilities

ii. Defining Company strategy and reviewing progress in executing Company's strategy.

(c) Other Activities. Director may be employed by another company, may serve on other boards of directors or advisory boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director's obligations under this Agreement or Director's fiduciary obligations to the Company's shareholders. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Director represents that Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict without the approval of a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Board of such obligation, prior to making such disclosure or taking such action.

(d) No Conflict. Director will not engage in any activity that creates an actual or perceived conflict of interest with Company, regardless of whether such activity is prohibited by Company's conflict of interest guidelines or this Agreement, and Director agrees to notify the Board before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with Company. Notwithstanding the provisions of Section 1(c) hereof, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly or indirectly with the Company, as reasonably determined by a majority of Company's disinterested board members, without the approval of the Board.

2. **Compensation and Benefits**

(a) Director and Chairman Fees. In consideration of the Director Services to be rendered under this Agreement, Company shall pay Director and Chairman Fees as provided on Exhibit C.

(b) Strategic Consultant Fees. In consideration of the Strategic Consultant Services, to be rendered under this Agreement at the sole discretion of the President, Company shall pay Strategic Consultant Fees as provided on Exhibit C.

(c) Stock and Stock Options. Subject to actual grant by the Compensation Committee of the Board of Directors, Director will be granted stock options and Restricted Stock Units ("RSUs") as set forth and described on Exhibit C in accordance with the Company's 2021 Equity Incentive Plan (the "Plan"). The provisions of Exhibit C are incorporated into and made a part of this Agreement.

(d) Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of the Director Services in accordance with Company's expense reimbursement guidelines.

(e) Indemnification. Company will indemnify and defend Director against any liability incurred in the performance of the Director Services to the fullest extent authorized in Company's Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Company will purchase and maintain Director's and Officer's liability insurance, and Director shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Company, its subsidiaries, or affiliates.

(f) Records. So long as the Director shall serve as a member or Chairman of the Company's Board of Directors the Director shall have full access to books and records of Company and access to management of the Company.

3. **Term and Termination**

(a) Director Services.

i. Term. Subject to the termination provisions set forth in this Section 3, this Agreement shall continue until the Company's third annual meeting of stockholders to consider the election of Class III directors (the "Initial Term"), and should Director be re-elected by the Company's stockholders at such meeting, this Agreement shall remain in effect for as long as Director is elected and serving as Chairman of the Board of Directors (the "Board") by the shareholders of the Company ("Extended Term").

ii. Right to Terminate as Director. At any time, Director may be removed as non-executive director and Chairman of the Board as provided in Company's Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as non-executive director and Chairman of the Board, or as the chair or member of any Board committee as provided in Company's Articles of Incorporation, as amended, bylaws, as amended, and applicable law. The resignation or removal of Director from any Board committee shall not necessarily result in the resignation or removal of the Director from the Board. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director's status as Board member, except as provided in Company's Articles of Incorporation, as amended, Company's bylaws, as amended, and applicable law.

iii. Effect of Termination as Director. Upon Director's termination of this Agreement, Company shall pay to Director all compensation and expenses to which Director

is entitled up through the date of termination and Director shall be entitled to his rights under any other applicable law.

(b) Strategic Consultant Services.

i. Right to Terminate as Strategic Consultant to the President. Director's role as a strategic consultant to the President shall be terminable at will by Company, at any time, with or without reason, by written notice to Director. Termination under this Section 3(b)(i) shall not operate to terminate the Agreement in regard to Director Services.

ii. Effect of Termination under Section 3(a)(ii). Should Director terminate this Agreement, resign as a Board member, or be removed from the Board under Section 3(a)(ii), this shall also immediately terminate his role as a strategic consultant to the President. Thereafter, all of Company's obligations under this Agreement shall cease.

4. **Director's Termination Obligations**

(a) Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to the Director's Services and the Strategic Consultant Services and his membership on the Company's Board are the sole and exclusive property of the Company and shall be promptly returned to the Company at such time as the Director is no longer Chairman of the Company's Board.

(b) Upon termination of this Agreement, Director shall be deemed to have resigned from all offices and committees then held with Company by virtue of his position as Chairman of the Board. Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company's expense) in the defense of any action brought by any third party against Company that relates to the Services.

5. **Confidential Information; Developments; Non-Solicitation**

(a) As used in this Agreement, "**Confidential Information**" means Information considered confidential by Company including, without limitation, information of Company and its affiliates whether provided by Company, its affiliates, or their respective agents, relating to (a) matters of a technical nature such as trade secret processes or devices, software, diagrams, know-how, data, formulas, inventions (whether or not patentable or copyrighted), specifications and characteristics of products or services existing, planned or being developed, and research subjects, methods and results; (b) matters of a business nature such as information about financial projections, forecasts, M&A transactions, costs, profits, pricing, policies, markets, sales, suppliers, customers, product and service plans, and business concepts, plans or strategies; (c) matters of a

human resources nature such as employment policies and practices, personnel, compensation and employee benefits; (d) proprietary or confidential information regarding a third party who has disclosed such information to Company, its affiliates, or their respective agents; (e) any information marked as confidential; and (f) anything disclosed or observed under circumstances under which a reasonable person would understand that such information is or should be confidential or proprietary to the Company or otherwise constitute material non-public information within the meaning of the U.S. securities laws and regulations.

(b) Confidential Information shall not include:

i. information that is publicly available as of the date of this Agreement; or

ii. information that subsequently becomes publicly available or generally known in the industry through no fault of the Director, provided that such information shall be deemed Confidential Information until such time as it becomes publicly available or generally known.

(c) The Director shall retain all Confidential Information in trust for the sole benefit of the Company, its successors and assigns, and shall comply with any and all procedures adopted from time to time to protect and preserve the confidentiality of any Confidential Information. The Director shall not at any time, during or after the term of this Agreement, directly or indirectly, divulge, use or permit the use of any Confidential Information, except as required by the Director's services under this Agreement. Director will be bound to protect the Company's Confidential Information using controls and safeguards as robust as those used to protect its own Confidential Information but no less than commercially reasonable controls and standards. Upon expiration or termination of this Agreement and upon the Company's request during the term of this Agreement, the Director shall promptly return any and all tangible Confidential Information (whether written or electronic) to the Company, including all copies, abstracts or derivatives thereof. Notwithstanding the foregoing, the Director may be entitled to retain an electronic copy of the Confidential Information solely for archival purposes where deletion is impractical, provided that the terms and provisions under this Section 8 shall remain in full force for so long as Director maintains such a copy of the Confidential Information.

(d) The Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Director or jointly with others in the course of the Director's performance of services under this Agreement or using the Company's Confidential Information (collectively, "**Developments**"). The Director agrees to make full and prompt disclosure to the Company of all Developments and provide all Developments to the Company. Director hereby assigns to the Company or its designee all of the Director's right, title and interest

in and to any and all Developments. The Director agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) relating to any Developments. The Director shall sign all documents which may be necessary or desirable in order to protect the Company's rights in and to any Developments, and the Director hereby irrevocably designates and appoints each officer of the Company as the Director's agent and attorney-in-fact to execute any such documents on the Director's behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Developments. Notwithstanding anything to the contrary above, this Section 6(d) does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Director's own time, unless the invention relates to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or the invention results from any work performed by the Director for the Company.

(e) The Company and Advisor agree that the remedy at law for any breach of any of the covenants and agreements set forth in this Agreement may be inadequate and that, in the event of any such breach or threatened breach, the non-breaching party shall, in addition to all other remedies which may be available to it at law, be entitled to seek equitable relief in the form of preliminary and permanent injunctions without the necessity of proving damages. The breaching party further agrees that the terms of this Agreement shall in no way restrict or limit any other remedies the non-breaching party may have against the breaching party. The non-breaching party shall be entitled to recover the costs including reasonable attorney's fees, to enforce its rights under this Agreement. The terms and provisions of this Section 6 shall survive termination or expiration of this Agreement.

(f) As additional protection for Confidential Information, Director agrees that during the period it is providing services under this Agreement, and for one (1) year thereafter, Director will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason.

6. **Dispute Resolution**

(a) Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to this Agreement shall be brought in either the United States District Court for the State of Delaware or in a Delaware state court and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the

parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(b) Attorneys' Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for its attorneys' fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys' fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys' fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

7. **Entire Agreement**

This Agreement, together with all Exhibits attached hereto, constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement.

8. **Amendments; Waivers**

This Agreement may be amended, modified, superseded, or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged. Any amendment or waiver by the Company must be approved by the Board and executed on behalf of the Company by its Chief Executive Officer or Interim Chief Executive Officer. If the Director shall also serve as Chief Executive Officer, such amendment or waiver must be executed on behalf of the Company by an officer designed by the Board.

9. **Assignment**

This Agreement shall not be assignable by either party.

10. **Severability**

If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

11. **Governing Law**

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12. **Interpretation**

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

13. **Notices**

All notices or other correspondence with regard to this Agreement shall be in writing and delivered in person or by an overnight delivery service or via United States Postal Service (USPS) mail, certified, and addressed to the persons set forth below and to such other addresses as either Party may indicate in writing:

To Director at:

Attn: George Gu
[ADDRESS]
[ADDRESS]
Phone: [PHONE #]
Email: gg@hyzonmotors.com

To Company at:

Attn: John Zavoli
General Counsel & Chief Legal Officer
475 Quaker Meeting House Road, Honeoye Falls, NY 14472
Phone: 520-352-7578
Email: john.zavoli@hyzonmotors.com

14. **Binding Agreement**

Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director's duties or compensation as Board Member will not affect the validity or scope of the remainder of this Agreement.

15. **Director Acknowledgment**

Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement. Director further acknowledges that Company has not provided any legal advice to Director in connection with this Agreement.

17. Mutual Non-Disparagement

Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying, or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to the any claim or complaint against either party without the mutual consent of each of them, to be given in advance of any such statement.

18. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

of the last signature date below. DS TSM

The parties have duly executed this Agreement as of the date first written above.

HYZON MOTORS INC.	George Gu
a Delaware Corporation	an Individual
DocuSigned by: [signature] 0E37F099C280427...	[signature] George Gu
Date: 11/10/2022	Date: Nov. 1st. 2022
President and Interim CEO	

EXHIBIT A

DESCRIPTION OF DIRECTOR'S SERVICES

Responsibilities as Director and Chairman of the Board. Director shall have all responsibilities of a Director of the Company and Chairman of the Board imposed by Delaware or applicable law, the Articles of Incorporation, as amended, and Bylaws, as amended, of Company. These responsibilities shall include, but shall not be limited to, the following:

1. Attendance. Schedule and use best efforts to attend and preside over scheduled meetings of Company's Board of Directors;

2. Act as a Fiduciary. Represent the shareholders and the interests of Company as a fiduciary using his best judgment acting foremost in the interests of the Company's shareholders and stakeholders; and

3. Participation. Participate as a full voting member of Company's Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, and reviewing management performance.

4. Other. Director will notify the Company promptly if he is subpoenaed or otherwise served with legal process in any matter involving the Company or its subsidiaries. Director will notify the Company if any attorney who is not representing the Company contacts or attempts to contact Director (other than Director's own legal counsel) to obtain information that in any way relates to the Company or its subsidiaries, and Director will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney.

EXHIBIT B

STATEMENT OF WORK NO. #

This Statement of Work dated as of the date set forth below ("**SOW**") is by and between Company and Director and is governed exclusively by the terms and conditions of the Board of Directors and Strategic Advisory Agreement by and between the Parties (the "**Agreement**"). Capitalized terms used in this Statement of Work and not otherwise defined in this Statement of Work have the meanings given to them in the Agreement. Director and Company agree as follows:

1. **TERM.** The Services will begin on the date set forth below ("**Start Date**") and all Services and Deliverables (if any) will be completed, where appropriate given the nature of the Services or Deliverables, by a date to be agreed by the Parties ("**End Date**"). The period of time beginning with the Start Date and ending with the End Date shall be referred to as the "**SOW Term**".

2.0 SERVICES. Director will provide the following services to Company (the "**Services**"):

[List out all services]

Such other services as the Parties may agree by written amendment to this SOW.

3.0 DELIVERABLES. Contractor will provide the following deliverables to Client in connection with this Statement of Work (the "**Deliverables**"):

Reserved.

4.0 PERMITTED CONTACTS. Director shall be permitted to contact the below listed employees and/or officers of Company in providing the Services or preparing the Deliverables:

Reserved.

5.0 MODIFICATION OF SERVICES AND/OR DELIVERABLES. Any changes to the Services or Deliverables will be incorporated into a written amendment to this Statement of Work, and the terms and conditions of the Agreement and this Statement of Work, as amended, will govern the modified or additional Services and Deliverables.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have executed this Statement of Work as of the last date provided below.

Hyzon Motors Inc. a Delaware Corporation	George Gu an Individual

______________________ George [illegible]

Date: ______________________ Date: Nov. 1st 2022

EXHIBIT C

DIRECTOR AND CHARIMAN FEES, STRATEGIC CONSULTANT FEES, STOCK OPTIONS, RSUs AND VESTING

Cash Compensation

Annual Director and Chairman Fee:

The Annual Director and Chairman Fee shall be $110,000, paid annually. The Annual Director and Chairman Fee is comprised of an annual board service cash retainer in the amount of $60,000 and an annual non-executive Chairman cash premium in the amount of $50,000 and will be prorated based on number of months active service, rounded to the nearest whole month of service. The Annual Director and Chairman Fee will be paid quarterly in arrears.

Strategic Consultant Fee:

The Strategic Consultant Fee shall be paid at a rate of $500.00 per hour. Subject to the provisions of Sections 1.(b) and 3.b.(i) of this Agreement, solely for the first year of this Agreement commencing on the Strategic Consultant Effective Date (as further described in Section 1.(b)) the minimum annual Strategic Consultant Fee shall be $200,000.00. There shall be no minimum guaranteed Strategic Consultant Fee for any subsequent period under this Agreement.

Equity Compensation

Annual Equity Award:

Subject to actual grant by the Compensation Committee and the terms and conditions of the Company's 2021 Stock Incentive Plan and an individual award agreement between Company and Director, subject to Director's ongoing service with the Company's Board of Directors, on the date of each Company Annual Meeting of Shareholders, Company will grant Director Options and RSUs with a combined value of $195,000; the number of Options shall be as determined using the Black Scholes formula (the "Annual Equity Grant"). The Annual Equity Awards shall be comprised of the following:

Equity Type	**Percentage**	**Number of Options/RSUs**
Options	50%	Based on Black Scholes Formula on date of grant or date prior to the date of grant

RSUs	50%	Based on closing price of Common stock on date of grant or date prior to the date of grant

Annual Options and RSUs will vest in full on the one-year anniversary of the grant date, subject to Director's ongoing service. The Options are exercisable for five years from the first anniversary of the grant.